Vitol, Inc. Enters into Agreement to Purchase the General Partner of SemGroup Energy Partners, L.P.

Tulsa, Okla. – October 8, 2009: SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) has been informed that Vitol Inc., part of the Vitol Group of companies (“Vitol”), today entered into an agreement with Manchester Securities Corp., an affiliate of Elliott Management Corporation (“Manchester”), to purchase 100% of the membership interests of SemGroup Energy Partners G.P., L.L.C., SGLP’s general partner, and SGLP’s subordinated units.  Because this is a private transaction, financial terms were not disclosed.  The agreement is subject to a number of customary closing conditions and approvals, including consent from SGLP’s lenders under its credit facility.

Vitol Inc. is the principal U.S. subsidiary of the Vitol Group.  Vitol is engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas, and other commodities.  Vitol was founded in 1966, and is headquartered in the Netherlands. Vitol moves over 5 million barrels of crude oil and petroleum products every day throughout the world, charters more than 3,000 ships annually and had annual revenues of $191 billion in 2008.

Kevin Foxx, President and Chief Executive Officer of SGLP’s general partner, stated, “We want to express our thanks and appreciation to Manchester, which has provided us a tremendous amount of support and leadership throughout the past 15 months.  We are also pleased that Manchester has reached agreement with Vitol, one of the largest independent energy companies in the world.  We believe our assets can be a great fit into Vitol’s U.S. business model and we look forward to working with them and growing our business.”

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services.  SGLP is based in Tulsa, Oklahoma. For more information, visit SGLP’s web site at www.SGLPEnergy.com.

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SGLP Investor Relations Contact:
Brian Cropper
918.237.4032
investor@sglpenergy.com